Exhibit 10.2

Summary of Long-Term Incentive Plan

In fiscal 2003, the Board of Directors of Angeion Corporation adopted the Long-Term Incentive Plan (the “Plan”).  The Plan provides for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined targets.  Bonuses will be paid if the Company achieves specified levels of earnings before interest, taxes, depreciation and amortization for the three-year period ending October 31, 2005.  The Plan is incremental to any bonuses that may be earned under the 2005 Management Incentive Bonus Plan.

Under the Plan, Mr. Rodney A. Young, the Company’s Chief Executive Officer, is eligible to participate in the third year of the Plan.  Therefore, Mr. Young is eligible for a bonus ranging from 35.0% to 130.0% of base salary, on a one-third prorated basis.  Mr. Richard E Jahnke, the Company’s Chief Executive Officer until he retired on October 31, 2004, is eligible to participate in the first two years of the Plan.  Mr. Jahnke is eligible for a bonus ranging from 35.0% to 130.0% of base salary, on a two-thirds prorated basis.  The Company’s Chief Financial Officer, Dale H. Johnson, is eligible for a bonus ranging from 15.0% to 55.7% of base salary.